QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(ii)

CB RICHARD ELLIS SERVICES, INC.

Letter of Transmittal
to Tender Options
Pursuant to the
Offer to Purchase
Dated June 19, 2001

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT NOON,
NEW YORK CITY TIME, ON JULY 18, 2001,
UNLESS CB RICHARD ELLIS SERVICES, INC. EXTENDS THE OFFER

To:  CB Richard Ellis Services, Inc.
505 Montgomery Street, 6th Floor
San Francisco, California 94111
Attn: Walter Stafford
Telephone: (415) 733-5502
Facsimile: (415) 733-5555

    Pursuant to the terms and subject to the conditions of the Offer to Purchase dated June 19, 2001, and this Letter of Transmittal, I hereby tender the following options to purchase shares of common stock, par value $0.01 per share ("Option Shares"), of CB Richard Ellis Services, Inc. (the "Company") outstanding under one or more of the Company's stock option plans (the "Plans") (to validly tender such options you must complete the following table according to the Instructions attached to this Letter of Transmittal):

Number of Option Shares Subject to Options to be Tendered(1)	Grant Dates of Options to be Tendered	Exercise Prices of Options to be Tendered

(1)
List each grant of options on a separate line even if more than one grant of options was received on the same date.

    You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the options listed above. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and include with this Letter of Transmittal proper evidence of the authority of such person to act in such capacity.

Signature:	Date:
Name:	Address:
Capacity:
Tax ID/SSN:	Telephone No.:

    Upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 19, 2001 (the "Offer to Purchase") and in this Letter of Transmittal (this "Letter" and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"), I hereby tender to the Company for cancellation and payment the options to purchase Option Shares specified in the table on page 1 of this Letter (the "Tendered Options"). Subject to, and effective upon, the Company's acceptance of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to the Company all right, title and interest in and to the Tendered Options.

    I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for purchase by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the purchase of the Tendered Options pursuant to the Offer.

    The name of the holder of the Tendered Options appears below exactly as it appears on the option agreement or agreements representing the Tendered Options. In the appropriate boxes of the table on page 1 of this Letter, I have listed for each Tendered Option the total number of Option Shares subject to the Tendered Option, the grant date of the Tendered Option and the exercise price.

    I understand and acknowledge that:

      (1) All Tendered Options properly tendered and not properly withdrawn at or prior to noon, New York City time, on July 18, 2001, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date"), will be purchased for cash, upon the terms and subject to the conditions of the Offer, including the conditions described in the section of the Offer to Purchase titled "The Offer—Conditions."

      (2) By tendering the Tendered Options pursuant to the procedures described in the section of the Offer to Purchase titled "The Offer—Procedures for Tendering Options" and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company's acceptance of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

      (3) Under certain circumstances set forth in the Offer to Purchase, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and in any such event, the Tendered Options that have not been accepted for purchase will remain outstanding and retain their current exercise price and vesting schedule.

      (4) All options that I choose not to tender or that are not accepted for purchase will remain outstanding and retain their current exercise price and vesting schedule.

      (5) After the merger in connection with which the Offer is being made, the Company will be a wholly-owned subsidiary of CBRE Holding, Inc. and the common stock of the Company will be delisted from the New York Stock Exchange and may be deregistered under the Securities Exchange Act of 1934, and with respect to any options that I choose not to tender or that are not accepted for purchase, if such options are exercised after the merger, I will receive common stock of a subsidiary of CBRE Holding, Inc., which common stock will be difficult, if not impossible to sell.

      (6) I have read the section of the Offer to Purchase titled "Significant Consequences to Non-Tendering Optionholders."

      (7) The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

      (8) I have read, understand and agree to all of the terms and conditions of the Offer.

    All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

    The Offer is not being made to (nor will Tendered Options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS

These Instructions Form Part of the Terms and Conditions of the Offer

    1.  Delivery of Letter of Transmittal.  This Letter, properly completed and duly executed, and any other documents required by this Letter, must be received by the Company at its address or facsimile number set forth on the front cover of this Letter on or before the Expiration Date. The Company will not accept any alternative or contingent tenders. By execution of this Letter, you waive any right to receive any notice of the acceptance of the Tendered Options, except as provided in the Offer to Purchase.

    Delivery of this Letter to an address other than as set forth on page 1 of this Letter or transmission via facsimile to a number other than as set forth on page 1 of this Letter will not constitute a valid delivery.

    The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested and that you properly insure the documents. If you choose to deliver by facsimile, we recommend that you confirm the Company's receipt of the facsimile transmission by calling the Company at the phone number set forth on the page 1 of this Letter. In all cases, you should allow sufficient time to ensure timely delivery.

    2.  Withdrawal of Tendered Options.  Tenders of Tendered Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw the Tendered Options at any time until the extended expiration of the Offer and, unless accepted by the Company, at any time after 40 business days after the date of the Offer to Purchase. To withdraw Tendered Options, you must deliver a properly completed and duly executed Withdrawal of Tendered Options Letter, which accompanies the Offer to Purchase (the "Withdrawal Letter"), to the Company in the manner set forth in the Withdrawal Letter while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer, unless such withdrawn Tendered Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

    3.  Inadequate Space.  If the space provided in the table on page 1 of this Letter is inadequate, the information requested should be provided on a separate schedule attached to this Letter.

    4.  Tenders.  If you intend to tender options pursuant the Offer, you must complete the table on page 1 of this Letter by providing the number of Option Shares subject to each grant of Tendered Options, the grant date of each grant of Tendered Options and the exercise price of each grant of Tendered Options. You may tender some, all or none of your options for purchase. See the section of the Offer to Purchase titled "The Offer."

    If you do not tender all of your options, you will continue to hold such non-tendered options to acquire Option Shares after the Offer. However, after the merger in connection with which the Offer is being made, the Company will be a wholly-owned subsidiary of CBRE Holding, Inc., and the common stock of the Company will be delisted from the New York Stock Exchange and may be deregistered under the Securities Exchange Act of 1934. Accordingly, if you exercise your non-tendered options after the merger, you will receive common stock of a subsidiary of CBRE Holding, Inc., which shares will be difficult, if not impossible to sell. See the section of the Offer to Purchase titled "Significant Consequences To Non-Tendering Optionholders."

    5.  Signatures on this Letter of Transmittal.  If this Letter is signed by the holder of the Tendered Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Tendered Options are subject without alteration, enlargement or any change whatsoever. If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

    6.  Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase, this Letter or the Withdrawal Letter, may be directed to Walter Stafford at the address given on page 1 of this Letter or at (415) 733-5502. The Company will promptly furnish copies at its expense.

    7.  Irregularities.  All questions as to the number of Option Shares subject to Tendered Options to be accepted for purchase, and the validity, form, eligibility (including time of receipt) and acceptance of any Tendered Options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of Tendered Options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Tendered Options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Tendered Options will be deemed to be properly made until all defects and irregularities have been cured or waived to the Company's satisfaction. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

    8.  Important Tax Information.  You should carefully review the section of the Offer to Purchase titled "Certain U.S. Federal Income Tax Consequences," which contains important tax information.

QuickLinks

  Exhibit (a)(ii)
LETTER OF TRANSMITTAL
INSTRUCTIONS